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                                                                     EXHIBIT 5.1



[COOLEY GODWARD LLP LETTERHEAD]



February 3, 1998

DataWorks Corporation
5910 Pacific Center Blvd., Suite 300
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DataWorks Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 875,292 shares of the Company's Common Stock, no par value (the "Plan Shares"), for issuance upon exercise of (i) options granted or available for grant under the Company's 1995 Equity Incentive Plan; (ii) options granted or available for grant under the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Options"); and
(iii) shares issuable to employees under the Company's 1995 Employee Stock Purchase Plan (collectively, the "Plans") and up to 149,708 shares of the Company's Common Stock, no par value (the "Resale Shares") for reissuance by certain stockholders pursuant to the S-3 Prospectus contained within the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Plans, the Company's Amended and Restated Articles of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Resale Shares are validly issued, fully paid and nonassessable, and that the Plan Shares, when sold and issued in accordance with the Registration Statement and the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



Thomas A. Coll